BOARD RESOLUTIONS APPROVING EMPLOYMENT AGREEMENT

APPROVAL OF EMPLOYMENT AGREEMENT

PUNCHFLIX, INC.

We, the undersigned, being the Board of Directors of PunchFlix, Inc, organized and existing under the laws of the State of Delaware, and having principal place of business at 11705 Willake St., Santa Fe Springs, California 90670 (the "Company"), hereby certify that the following is a true and correct copy of a resolution duly adopted at a meeting of the Shareholders of the Company, duly held and convened on June 15th, 2018

Be it RESOLVED, that the Board of Directors of PunchFlix, Inc. approves the terms of a proposed Employment Agreement between this corporation and Joseph Collins.

RESOLVED FURTHER, that the Officer of the PunchFlix, Inc. is/are, and each acting alone is, hereby authorized to execute and deliver on behalf of this corporation the Employment Agreement substantially in the form attached hereto as Exhibit A with such changes thereto as the person executing the same shall approve, such approval to be conclusively evidenced by the execution and delivery thereof.

RESOLVED, that the officers of this corporation are, and each acting alone is, hereby authorized to do and perform all such acts, including execution of all documents and certificates, as such officers shall deem necessary or advisable, to carry out the purposes and intent of the foregoing resolutions.

RESOLVED FURTHER, that any actions taken by such officer prior to the date of the foregoing resolutions adopted hereby that are within the authority conferred thereby are hereby ratified, confirmed and approved as the acts and deeds of PunchFlix. Inc.

Date: June 15th, 2018

/s/Joseph Collins

Joseph Collins – Chairman of the Board